Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2025
OPERATING RESULTS

•Second quarter net income of $510 million
•Second quarter retail loan and operating lease originations of $14.9 billion
•Earning assets of $127.8 billion at June 30, 2025
•Available liquidity of $38.0 billion at June 30, 2025

FORT WORTH, TEXAS July 22, 2025 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $510 million for the quarter ended June 30, 2025, compared to $610 million for the quarter ended June 30, 2024. Net income for the six months ended June 30, 2025 was $1.0 billion, compared to $1.1 billion for the six months ended June 30, 2024.

Retail loan originations were $9.5 billion for the quarter ended June 30, 2025, compared to $9.6 billion for the quarter ended March 31, 2025, and $8.6 billion for the quarter ended June 30, 2024. Retail loan originations for the six months ended June 30, 2025 were $19.1 billion, compared to $17.0 billion for the six months ended June 30, 2024. The outstanding balance of retail finance receivables was $77.8 billion at June 30, 2025, compared to $77.0 billion at March 31, 2025 and $73.3 billion at June 30, 2024.

Operating lease originations were $5.4 billion for the quarter ended June 30, 2025, compared to $5.0 billion for both the quarters ended March 31, 2025 and June 30, 2024. Operating lease originations for the six months ended June 30, 2025 were $10.4 billion, compared to $9.3 billion for the six months ended June 30, 2024. Leased vehicles, net was $33.2 billion at June 30, 2025, compared to $32.2 billion at March 31, 2025 and $30.3 billion at June 30, 2024.

The outstanding balance of commercial finance receivables was $16.7 billion at June 30, 2025, compared to $16.9 billion at March 31, 2025 and $17.1 billion at June 30, 2024.

Retail finance receivables 31-60 days delinquent were 2.1% of the portfolio at both June 30, 2025 and June 30, 2024. Accounts more than 60 days delinquent were 0.8% of the portfolio at June 30, 2025 and 0.7% at June 30, 2024.

Annualized net charge-offs were 1.1% of average retail finance receivables for the quarter ended June 30, 2025 and 1.0% for the quarter ended June 30, 2024. For the six months ended June 30, 2025, annualized retail net charge-offs were 1.2%, compared to 1.0% for the six months ended June 30, 2024.

The Company had total available liquidity of $38.0 billion at June 30, 2025, consisting of $8.4 billion of cash and cash equivalents, $25.7 billion of borrowing capacity on unpledged eligible assets, $0.9 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended June 30, 2025 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Finance charge income	$2,048	$1,876	$4,073	$3,662
Leased vehicle income	1,940	1,803	3,842	3,603
Other income	267	239	503	464
Total revenue	4,255	3,918	8,419	7,729
Costs and expenses
Operating expenses	523	479	1,035	937
Leased vehicle expenses	1,052	972	2,105	2,019
Provision for loan losses	354	174	682	378
Interest expense	1,638	1,485	3,235	2,881
Total costs and expenses	3,567	3,109	7,058	6,215
Equity income (loss)	16	14	28	45
Income (loss) before income taxes	704	822	1,389	1,559
Income tax expense (benefit)	194	212	379	412
Net income (loss)	510	610	1,009	1,147
Less: cumulative dividends on preferred stock	30	30	59	59
Net income (loss) attributable to common shareholder	$480	$581	$950	$1,088

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$8,403	$5,094
Finance receivables, net of allowance for loan losses of $2,720 and $2,458	91,840	93,510
Leased vehicles, net	33,196	31,586
Goodwill and intangible assets	1,176	1,169
Equity in net assets of nonconsolidated affiliates	1,257	1,206
Related party receivables	636	473
Other assets	8,068	7,992
Total assets	$144,576	$141,030
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$50,913	$49,573
Unsecured debt	67,620	64,691
Deferred income	2,496	2,389
Related party payables	137	106
Other liabilities	7,847	9,079
Total liabilities	129,012	125,838
Total shareholders' equity	15,564	15,193
Total liabilities and shareholders' equity	$144,576	$141,030

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2025	2024	2025	2024
Retail finance receivables originations	$9,534	$8,623	$19,098	$16,952
Lease originations	5,398	4,963	10,382	9,271
Total originations	$14,932	$13,586	$29,480	$26,223

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2025	2024	2025	2024
Average retail finance receivables	$77,577	$73,553	$77,264	$73,199
Average commercial finance receivables	16,628	15,858	17,392	15,003
Average finance receivables	94,205	89,411	94,656	88,202
Average leased vehicles, net	32,786	30,203	32,381	30,284
Average earning assets	$126,990	$119,614	$127,038	$118,486

Ending Earning Assets	June 30, 2025	December 31, 2024
Retail finance receivables	$77,837	$76,066
Commercial finance receivables	16,723	19,901
Leased vehicles, net	33,196	31,586
Ending earning assets	$127,756	$127,554

Finance Receivables	June 30, 2025	December 31, 2024
Retail
Retail finance receivables	$77,837	$76,066
Less: allowance for loan losses	(2,630)	(2,400)
Total retail finance receivables, net	75,207	73,667
Commercial
Commercial finance receivables	16,723	19,901
Less: allowance for loan losses	(91)	(58)
Total commercial finance receivables, net	16,633	19,843
Total finance receivables, net	$91,840	$93,510

Allowance for Loan Losses	June 30, 2025	December 31, 2024
Allowance for loan losses as a percentage of retail finance receivables	3.4%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables	0.5%	0.3%

Delinquencies	June 30, 2025	June 30, 2024
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.1%	2.1%
Greater than 60 days	0.8	0.7
Total	2.9%	2.8%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2025	2024	2025	2024
Charge-offs	$488	$411	$967	$816
Less: recoveries	(270)	(222)	(520)	(434)
Net charge-offs	$217	$189	$446	$382
Net charge-offs as an annualized percentage of average retail finance receivables	1.1%	1.0%	1.2%	1.0%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2025	2024	2025	2024
Operating expenses as an annualized percentage of average earning assets	1.7%	1.6%	1.6%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com